							Filed under Rule 424(b)(3), Registration Statement No. 333-276916
	Pricing Supplement No. 44 - Dated Tuesday, September 2, 2025 (To: Prospectus Dated February 7, 2024 and Prospectus Supplement Dated February 7, 2024)
CUSIP		Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Selling Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
34540TN65	100%	1.750%			Fixed	5.900%	Semi-Annual	09/20/2032	03/20/2026	$30.98	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100% on 9/20/2026 and Semi-Annually thereafter with 30 Calendar Days' Notice.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.075% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.075% to the public offering price, thereby not retaining any portion of the discount as compensation.

Ford Credit Notes - Series B	Trade Date: Monday, September 8, 2025 @ 12:00 PM ET	Ford Credit Notes - Series B
	Settlement Date: Thursday, September 11, 2025	$ 6,000,000,000
	Minimum Denomination/Increments: $1,000.00/$1,000.00	Ford Motor Credit Company LLC
	Initial trades settle flat and clear SDFS: DTC Book-Entry only	Prospectus Dated: 2-7-24 and Prospectus
	DTC Number 0235 via RBC Dain Rauscher Inc.	Supplement Dated: 2-7-24
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.